EXHIBIT 99.1

Stamps.com Investor Contact:	Press Contact:
Investor Relations	Dena Cook
(310) 482-5830	(310) 600-7160
http://investor.stamps.com	dena@brewpr.com

STAMPS.COM ANNOUNCES THIRD QUARTER 2007 RESULTS

Q3 Total Revenue of $20.3 million

Q3 GAAP Net Income of $2.4 million

Non-GAAP Q3 Diluted Earnings Per Share Excluding Stock-Based Compensation Expense of $0.16

LOS ANGELES - October 25, 2007 - Stamps.com® Inc. (Nasdaq: STMP) today announced results for the third quarter ended September 30, 2007.

For the third quarter:

•	Total revenue was $20.3 million, an increase of 7% versus the third quarter of 2006.

•	PC Postage® subscriber related revenue, including service revenue, store revenue and insurance revenue, was $16.8 million, up 9% versus subscriber related revenue in the third quarter of 2006.

•
The number of PC Postage paid customers was approximately 345 thousand, up 19 thousand versus the second quarter 2007 number of 326 thousand, and up 34 thousand versus the third quarter 2006 number of 311 thousand.

•	Total gross margin was 71.8% versus 73.1% in the third quarter of 2006.

•	PC Postage business gross margin was 80.7% versus 80.9% in the third quarter of 2006, and PhotoStamps gross margin was 29.7% versus 33.8% in the same quarter last year.

•
Total spending on PC Postage customer acquisition was $6.4 million, up 29% from the same quarter last year, as Stamps.com continued to invest in its PC Postage sales and marketing at a higher level than last year.

•	Approximately 225 thousand sheets of PhotoStamps were shipped in the quarter, resulting in $3.5 million third quarter PhotoStamps revenue, an increase of 12% versus the third quarter of 2006.

•
GAAP net income was $2.4 million, or $0.12 per fully diluted share, including approximately $0.85 million of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began in the first quarter of 2006.

•	Excluding the FASB Statement 123R expense, non-GAAP net income per fully diluted share was $0.16.

“As planned, we continued to make a large investment during the third quarter in marketing of our PC Postage service, with customer acquisition spending up 29% versus the same quarter last year,” said Ken McBride, Stamps.com president and CEO. “We’ve started to realize the benefits of the increased spending this year with the number of paying customers increasing 19 thousand versus the second quarter of this year, and increasing 34 thousand versus the same quarter last year. We believe the results to date of our increased PC Postage marketing activity are positive, and we plan to continue to make an investment in that business to enhance our long-term growth. On the PhotoStamps business, we scaled back our sales and marketing efforts during the seasonally slower third quarter, and as part of our focus on improving profitability in the PhotoStamps business.”

Third Quarter 2007 Detailed Results

Stamps.com reported 2007 third quarter GAAP net income of $2.45 million, including approximately $0.85 million, or approximately $0.04 per fully diluted share, of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began during the first quarter of 2006. On a per share basis, total 2007 third quarter GAAP net income was $0.12 based on fully diluted shares outstanding of 20.6 million. The $0.85 million stock-based compensation expense was allocated among cost of sales, sales and marketing, research and development, and general and administrative categories, based on individual employee or Board of Directors costs and positions, as shown in the following table.

All amounts in millions of dollars except per share or margin data:	Non-GAAP Amounts Excluding 123R	FASB 123R Related Costs	GAAP Amounts as Reported

Cost of Sales	$5.64	$0.08	$5.72
Research & Development	$1.91	$0.19	$2.10
Sales & Marketing	$7.75	$0.17	$7.92
General & Administrative	$2.71	$0.41	$3.11
Total Expenses	$18.00	$0.85	$18.85

Total gross margin	72.2%	(0.4%)	71.8%

Net Income	$3.29	($0.85)	$2.45

On a diluted per share basis	$0.16	($0.04)	$0.12

Shares used in per share calculation	20,575	20,575	20,575

Excluding the FASB Statement 123R expense, 2007 third quarter non-GAAP net income was $3.29 million. On a per share basis, 2007 third quarter non-GAAP net income per fully diluted share was $0.16 based on fully diluted shares outstanding of 20.6 million. This compares to 2006 third quarter non-GAAP net income per fully diluted share excluding 123R expenses of $0.21.

PhotoStamps

During the third quarter, approximately 225 thousand PhotoStamps sheets were shipped to customers. Since the beginning of the third market test in May 2005, approximately 2.3 million sheets, or more than 45 million individual PhotoStamps, have been shipped to customers. Total third quarter PhotoStamps revenue was $3.5 million, an increase of 12% versus revenue of $3.1 million in the third quarter of 2006. Estimated total sales and marketing expenses directly related to PhotoStamps exceeded PhotoStamps gross profits for the third quarter.

Net Operating Loss Shareholder Notice

Under Internal Revenue Code Section 382 rules, a change in ownership can occur whenever there is a shift in ownership by more than 50 percentage points by one or more five-percent shareholders within a three-year period. When a change of ownership is triggered, the Company’s net operating losses (NOL) asset may be impaired. We estimate that as of September 30, 2007 the Company was at approximately 35% compared with the 50% level that would trigger impairment of our NOL asset.

As part of our ongoing program to preserve future use of our NOL asset, Stamps.com requests that any shareholder contemplating owning 900 thousand shares or greater contact the Company first.

Owing to the large value of the NOL asset and the risk of possible impairment through a change of ownership under Internal Revenue Code Section 382 rules, the Company is currently considering additional measures to protect its NOL asset.

Business Outlook

Following the third quarter outcome for the business, Stamps.com currently expects total fiscal 2007 revenue to be $85 to $90 million. The Company expects fiscal 2007 GAAP net income per share to be $0.47 to $0.52, including approximately $2.7 million of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began in fiscal 2006. Excluding the FASB Statement 123R expenses, non-GAAP fiscal 2007 net income per fully diluted share is expected to be $0.60 to $0.65.

Share Repurchase

During the third quarter of 2007 the Company repurchased approximately 1.2 million shares for a total cost of $14.0 million, completing the full $20 million that was authorized under its February 2007 repurchase program. Over the past five quarters the Company has repurchased a combined total of 4.1 million shares for a total cost of $60 million.

The Company is currently studying additional measures to protect its net operating loss asset and plans to complete that study before considering any additional share repurchase programs.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past two fiscal years and through the current quarter is available currently at http://investor.stamps.com (under a tab on the left side called Company Metrics, Current Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be webcast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the webcast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com (www.stamps.com) enables small businesses, enterprises, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company targets its services to small businesses and home offices, and currently has partnerships with companies including Microsoft, CompUSA, EarthLink, HP, NCR, Office Depot, Vendio and the U.S. Postal Service.

PhotoStamps (www.photostamps.com) is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Since launching PhotoStamps for the third market test in May 2005, more than 45 million individual PhotoStamps have been shipped to customers. PhotoStamps is currently available under authorization of the U.S. Postal Service for its fourth phase market test with an authorization through May 16, 2008.

Non-GAAP Measures

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future and provide further information about the impact of the adoption of the new accounting standard FAS 123R. The Company believes the non-GAAP measures that exclude stock-based compensation enhance the comparability of results against prior periods. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the financial tables included on page 2 of this press release.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results and our PhotoStamps spend that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

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STAMPS.COM INC.

STATEMENTS OF OPERATIONS
(in thousands, except per share data: unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2007	2006	2007	2006
Revenues:
Subscription	$14,115	$13,057	$41,282	$40,142
Product	2,296	1,925	7,111	6,297
Insurance	339	326	1,068	1,050
PhotoStamps	3,534	3,148	11,345	10,756
Other	-	453	907	1,366
Total revenues	20,284	18,909	61,713	59,611

Cost of revenues:
Subscription	2,369	2,332	7,123	7,273
Product	760	553	2,398	1,995
Insurance	105	99	331	325
PhotoStamps	2,485	2,085	7,626	6,884
Other	-	26	52	78
Total cost of revenues	5,719	5,095	17,530	16,555
Gross profit	14,565	13,814	44,183	43,056
Operating expenses:
Sales and marketing	7,917	5,971	23,674	19,241
Research and development	2,100	2,239	6,322	6,737
General and administrative	3,114	2,626	9,079	8,997
Total operating expenses	13,131	10,836	39,075	34,975
Income from operations	1,434	2,978	5,108	8,081
Other income, net:
Interest income	1,062	1,339	3,449	3,817
Total other income, net	1,062	1,339	3,449	3,817
Pre-tax income	2,496	4,317	8,557	11,898
Provision for income taxes	50	54	257	119
Net income	$2,446	$4,263	$8,300	$11,779
Net income per share:
Basic	$0.12	$0.18	$0.39	$0.50
Diluted	$0.12	$0.18	$0.39	$0.48
Weighted average shares outstanding:
Basic	20,243	23,458	21,156	23,443
Diluted	20,575	24,091	21,548	24,346

CONDENSED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2007	2006

ASSETS
Cash and investments	$83,996	$106,074
Trade accounts receivable	2,448	2,365
Other accounts receivable	2,877	671
Other current assets	2,779	2,095
Property and equipment, net	4,203	5,084
Intangible assets, net	1,142	1,956
Other assets	3,822	3,305
Total assets	$101,267	$121,550

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$9,455	$10,459
Deferred revenue	2,735	$556
Total liabilities	12,190	11,015

Stockholders' equity:
Common stock	47	47
Additional paid-in capital	621,912	618,664
Treasury Stock	(63,737)	(30,429)
Accumulated deficit	(468,921)	(477,221)
Unrealized loss on investments	(224)	(526)
Total stockholders' equity	89,077	110,535
Total liabilities and stockholders' equity	$101,267	$121,550
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